March 18, 2021 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We were previously principal accountants for Synalloy Corporation and, under the date of March 9, 2021, we reported on the consolidated financial statements of Synalloy Corporation as of and for the years ended December 31, 2020 and 2019. On March 12, 2021, we were dismissed. We have read Synalloy Corporation’s statements included under Item 4.01 of its Form 8-K dated March 18, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that BDO USA, LLP (BDO) completed its standard client acceptance procedures or any statement in the final paragraph relating to BDO not being engaged regarding any of the matters referred to in Item 304(a)(2)(i) or (ii) of Regulation S-K. Very truly yours, KPMG LLP Suite 2000 1021 East Cary Street Richmond, VA 23219-4023 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.